Exhibit 10.ap

TRUSTMARK CORPORATION

TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

(Associate)

Granted <<grant date>>

This Time-Based Restricted Stock Unit Agreement (“Agreement”) between you and Trustmark Corporation, a Mississippi corporation (“Trustmark”), evidences a grant of Restricted Stock Units (the “Award”) under the Trustmark Corporation Stock and Incentive Compensation Plan (the “Plan”), as of <<grant date>> (the “Award Date”). This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency or conflict between this Award Agreement and the Plan, the Plan shall govern.

WHEREAS, Trustmark maintains the Plan under which the Committee or Board may, among other things, award Restricted Stock Units to such key associates of Trustmark and its Subsidiaries as the Committee or Board may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, Trustmark, upon recommendation by the Committee and approval by Trustmark’s Board, grants the Award to you subject to the terms of this Agreement and acceptance by you of this Agreement.

NOW THEREFORE, in consideration of the services and benefits that you will provide to Trustmark and its Subsidiaries and of the covenants contained in this Agreement, the parties hereby agree as follows:

1.
Definitions. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, except as otherwise defined in this Agreement.
2.
Grant of the Award. Trustmark hereby grants you an Award of the number of Restricted Stock Units set forth on your summary page for restricted stock units on the internet hosting website designated by Trustmark for the Plan, subject to the terms of this Agreement and acceptance by you of this Agreement. This Agreement shall not become legally binding unless you have accepted this Agreement by the Agreement due date noted with respect to the Award on the internet hosting website designated by Trustmark for the Plan (or such later date as the Chairman of the Committee may accept). If you fail to timely accept this Agreement, the Award shall be cancelled and forfeited.
3.
Vesting. Your Award shall vest as follows:
(a)
General Vesting. Except as otherwise provided in Sections 3(b), 3(c) and 4 below, your Award shall vest on <<vesting date>> (the “Vesting Date”), subject to your employment with Trustmark or one of its Subsidiaries continuously through the Vesting Date.
(b)
Qualifying Termination. If a Qualifying Termination (as defined below) occurs prior to the Vesting Date, a Pro-Rata Portion (as defined below) of your Award shall vest based on the number of months you were employed during the period beginning on the Award Date and ending on the date of the Qualifying Termination.

“Pro-Rata Portion” is the amount calculated by multiplying the number of Restricted Stock Units by a fraction, the numerator of which is the number of complete calendar months from the Award Date to and including the date of the Qualifying Termination (such numerator not to exceed <<#>>), and the denominator of which is <<#>>. For this purpose, the month containing the Award Date is considered a complete calendar month, and the month containing the date of the Qualifying Termination is not considered a complete calendar month unless the Qualifying Termination is effective as of the last day of the month. Any balance of the Award which does not vest shall be forfeited.

Exhibit 10.ap

“Qualifying Termination” means one of the following events, where there is no Cause for Trustmark to terminate your employment:

i.
Termination without Cause not associated with a Change in Control. An involuntary termination of your employment with Trustmark and its Subsidiaries that does not occur within the period beginning on the date on which a Change in Control (as defined in the Plan) occurs and ending on the two (2) year anniversary thereof (such period, the “Change in Control Period”);
ii.
Termination for Good Reason not associated with a Change in Control. A termination of your employment with Trustmark and its Subsidiaries at your own initiative for “Good Reason” as defined in your Employment Agreement (but only if you have an Employment Agreement and your Employment Agreement defines “Good Reason”) that does not occur within the Change in Control Period. As used herein, “Employment Agreement” means a written individual employment agreement or change in control agreement as in effect on the Award Date between you and Trustmark or one of its Subsidiaries;
iii.
Death. A termination of your employment with Trustmark and its Subsidiaries due to your death; or
iv.
Disability. A termination of your employment with Trustmark and its Subsidiaries due to your disability as defined in Treas. Reg. § 1.409A-3(i)(4).
(c)
“Vesting Acceleration” means one of the following events, where there is no Cause for Trustmark to terminate your employment:
i.
Retirement. Prior to the Vesting Date, in the event of your retirement from employment with Trustmark and its Subsidiaries with the consent of the Committee or its delegate, at or after age sixty-five (65) (your “Retirement”), your Award shall vest as follows, and any balance of the Award which does not vest shall be forfeited:
(1)
<<vesting percentage>> Vesting. In the event of your Retirement prior to the <<anniversary>> anniversary of the Award Date, <<vesting percentage>> of all Restricted Stock Units subject to this Award shall vest on the date of your Retirement.
(2)
<<vesting percentage>> Vesting. In the event of your Retirement on or after the <<anniversary>> anniversary of the Award Date but prior to the Vesting Date, <<vesting percentage>> of all Restricted Stock Units subject to this Award shall vest on the date of your Retirement.
ii.
Termination without Cause associated with a Change in Control. In the event of an involuntary termination of your employment with Trustmark and its Subsidiaries that occurs prior to the Vesting Date and within the Change in Control Period, one hundred percent

Exhibit 10.ap

(100%) of all Restricted Stock Units subject to this Award shall vest on the date of your termination.
iii.
Termination for Good Reason associated with a Change in Control. In the event of a termination of your employment with Trustmark and its Subsidiaries at your own initiative for “Good Reason” (as defined below) that occurs prior to the Vesting Date and within the Change in Control Period, one hundred percent (100%) of all Restricted Stock Units subject to this Award shall vest on the date of your resignation. As used in this Section 3(c)(iii), “Good Reason” means (A) “Good Reason” as defined in your Employment Agreement (but only if you have an Employment Agreement and your Employment Agreement defines “Good Reason”), or (B) if you do not have an Employment Agreement or your Employment Agreement does not define “Good Reason”, (1) a material diminution in your authority, duties or responsibilities; (2) a material diminution in your base compensation; or (3) any requirement by Trustmark to change your principal location of employment by more than fifty (50) miles. You are required to provide notice to Trustmark of the existence of a condition that may constitute “Good Reason” within a ninety (90) day period of the initial existence of the condition, upon the notice of which Trustmark shall have thirty (30) days to remedy the condition. If the condition is remedied within thirty (30) days, then “Good Reason” does not exist. If the condition is not remedied within thirty (30) days, then you must resign within ninety (90) days of the expiration of the remedy period.
4.
Forfeiture.
(a)
Cessation of Employment. If you cease to be an employee of Trustmark or its Subsidiaries prior to the Vesting Date and neither Section 3(b) nor Section 3(c) applies, the Restricted Stock Units shall be immediately and automatically forfeited. For this purpose, transfer of employment among Trustmark and its Subsidiaries is not a termination or cessation of employment.
(b)
Termination for Cause. If your employment is terminated for Cause before your Restricted Stock Units are settled, and notwithstanding any other provision of this Agreement, you shall immediately forfeit all Restricted Stock Units, whether or not vested, and no Shares shall be issued or Dividend Equivalent (as defined below) shall be paid.
5.
Voting Rights. The Restricted Stock Units are not shares of stock. Therefore, you and any person claiming under or through you, do not possess any voting or other shareholder rights by reason or receiving Restricted Stock Units pursuant to this Agreement unless and until the Restricted Stock Units are settled in Shares pursuant to Section 8 hereof.
6.
Dividend Equivalent. If Trustmark declares and pays a dividend in respect of its Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement, Trustmark shall grant you an unvested right to receive an amount (the “Dividend Equivalent”) equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the Restricted Stock Units that you hold as of such record date. Your Dividend Equivalent will vest if, when and to the extent that the related Restricted Stock Units vest and will be paid to you within the Settlement Period (as defined below). No interest

Exhibit 10.ap

will be paid with respect to Dividend Equivalents. If any portion of the Restricted Stock Units are forfeited, your Dividend Equivalent shall also be forfeited in the same proportion.
7.
No Right to Continued Employment. You understand and acknowledge that this Agreement does not in any manner affect your status as an Associate “at-will.” As such, this Agreement does not create an express or implied contract for employment with Trustmark or any of its Subsidiaries, for any purpose or term, nor does it in any way limit the right of Trustmark or any of its Subsidiaries to otherwise terminate your employment at any time, with or without cause or notice, or impact the terms set forth in any Associate handbook or policy manual. Trustmark and its Subsidiaries reserve the right to terminate your employment at any time for any reason, with or without notice. Termination of your employment is at the sole option of the management.
8.
Settlement. Trustmark shall issue Shares corresponding to vested Restricted Stock Units, net of any applicable withholding, as soon as practicable following vesting but, in any event, no later than thirty (30) days following the date on which the Restricted Stock Units vest (such period, the “Settlement Period”). No fractional Shares shall be issued, and the Committee, in its discretion, shall determine whether any such fractional Shares will be used to satisfy any withholding obligation or whether cash will be issued in lieu of fractional Shares or whether such fractional Shares will be forfeited or otherwise eliminated.
9.
No Transfer Rights. Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in any manner other than by will or by the laws of decent and distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
10.
Internal Revenue Code Section 409A. It is intended that this Agreement and the Restricted Stock Units comply with, or are exempt from, the requirements of Section 409A of the Code (“Section 409A”), and this Agreement and the Plan shall be administered in a manner consistent with the foregoing intent. If this Award is subject to Section 409A and if you are a “specified employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treas. Reg. § 1.409A-1(h)), then the issuance of any Shares or payment of any Dividend Equivalent that would otherwise be made upon the date of your separation from service or within the first six months thereafter will not be made until the first business day after the six (6) month period following the date of your termination (or, if sooner, as soon as reasonably practicable following your death) but if and only if such delay in the issuance of the Shares or payment of the Dividend Equivalent is necessary to avoid the imposition of taxation on you in respect of the Shares or Dividend Equivalent under Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of service shall require that you undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.
11.
Taxes.
(a)
Withholding. Trustmark (or any of its Subsidiaries) shall have the right to retain and withhold a sufficient number of the Shares resulting from payout of this Award, or require you to remit to Trustmark (or any of its Subsidiaries) an amount sufficient to satisfy any federal, state, local or other tax withholding obligations as may be required by law.
(b)
Responsibility for Taxes. You acknowledge that there will be tax consequences with respect to the Award, and you should consult a tax adviser regarding your tax obligations. Regardless of the amount withheld pursuant to Section 11(a), you are solely responsible for paying all required taxes (other than Trustmark’s share of employment taxes) with respect to your Award.

Exhibit 10.ap

12.
Compliance with Laws. The grant of the Restricted Stock Units and the issuance of any Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any U.S. securities and other federal laws, rules and regulations and any other law, rule or regulation or exchange requirement applicable thereto. Trustmark reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent Trustmark determines it is necessary or advisable to comply with applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Notwithstanding any other provision of this Agreement, Trustmark shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any law.
13.
Clawback. You agree that the Award is subject to recoupment or clawback by Trustmark in accordance with Trustmark’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, or Securities and Exchange Commission rule or regulation, or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of the Award or any Shares or other cash or property received with respect to the Award (including any value received from a disposition of the Shares acquired upon payment of the Award).
14.
Business Protection.
(a)
Non-Solicitation. During the full term of your employment with Trustmark or any of its Subsidiaries, and for a period of six (6) months after your termination of employment with Trustmark and its Subsidiaries, whether your employment is terminated voluntarily or involuntarily by either you or Trustmark or any of its Subsidiaries, with or without cause or notice, you will not directly or indirectly, either for your own accord or through another party or entity (whether as director, officer, consultant, principal, employee, agent or otherwise), take any action, or attempt any action, in any manner within the “Restricted Area” (as defined below): (i) to solicit or divert, or attempt to solicit or divert, any person, concern or entity which is doing business with Trustmark or any of its Subsidiaries at the time of termination of your employment from doing business with Trustmark or any of its Subsidiaries or otherwise alter its relationship with Trustmark or any of its Subsidiaries; (ii) to induce or attempt to induce any customer or supplier of Trustmark or any of its Subsidiaries to cease being a customer or supplier of Trustmark or any of its Subsidiaries, or otherwise change its relationship with Trustmark or its Subsidiaries; (iii) to disclose, directly or indirectly, to any person, firm or corporation the names or addresses, or any other information pertaining to them, of any customers or clients of Trustmark or any of its Subsidiaries that you serviced or became acquainted during the term of your employment with Trustmark or any of its Subsidiaries; or (iv) to take any other action that is directly or indirectly competitive with Trustmark or any of its Subsidiaries with respect to any customers or clients doing business with Trustmark or any of its Subsidiaries at the time of termination of your employment with Trustmark and its Subsidiaries.
(b)
Anti-Raiding. During the full term of your employment with Trustmark and any of its Subsidiaries, and for a period of six (6) months after your termination of employment with Trustmark and its Subsidiaries, whether your employment is terminated voluntarily or involuntarily by either you or Trustmark or any of its Subsidiaries, with or without cause or notice, you will not directly or indirectly, either on your own accord or through another party or entity (whether as director, officer, consultant, principal, employee, agent or otherwise) attempt in any manner within the “Restricted Area” (as defined below) to solicit, employ or otherwise interfere with any of Trustmark’s or its Subsidiaries’ contracts or relationships with any other

Exhibit 10.ap

Associate, officer, director, shareholder or independent contractor, existing at the time of the termination of your employment with Trustmark and its Subsidiaries.
(c)
Restricted Area. You understand and agree that the provisions of this Agreement contained in this Section 14 (“Business Protection”), related to your restricted activities cover (i) all geographic locations where you perform or performed work for Trustmark or its Subsidiaries, and the areas extending 75 miles from said location(s), including all location(s) over which you had management or other functional responsibilities, regardless of whether you were physically located at said location, and (ii) all geographic locations where any person, customer, client, concern or entity which is doing business with Trustmark or its Subsidiaries at the time of the termination of your employment resides, exists, operates or does business, as well as the areas extending 75 miles from said location(s).
(d)
Consideration. You agree that, in exchange for your continued employment with Trustmark or its Subsidiaries, as well as your eligibility to participate in the Plan and receive this Award, you are bound by the terms and conditions set forth in these restrictive, business protection covenants. You further acknowledge that your obligations within these restrictive, business protection covenants last for the duration of your employment with Trustmark or any of its Subsidiaries, and for a period of six (6) months thereafter, regardless of the vesting and/or forfeiture of the Restricted Stock Units subject to this Award. You also agree that you are bound by the terms of these restrictive covenants after agreeing to their terms initially and acknowledge the fact that you continue to be bound by these restrictive covenants even if you receive any additional awards/grants.
(e)
Acknowledgment. You have carefully considered the nature and extent of the restrictions upon you, and the rights and remedies conferred upon Trustmark and its Subsidiaries under this Agreement, and hereby acknowledge and agree that the same: (i) are reasonable in time and geographical scope and are designed to eliminate activities that would otherwise be unfair to Trustmark and its Subsidiaries, in light of the protectable interests of Trustmark, its Subsidiaries and their business operations; (ii) in the event your employment with Trustmark and its Subsidiaries terminates for any reason, will not prevent you from earning a livelihood without violating the above described restrictions; (iii) do not confer a benefit upon Trustmark or its Subsidiaries disproportionate to any detriment to you; and (iv) are fully required to protect Trustmark’s and its Subsidiaries’ legitimate, protectable interests as a leader in the banking and financial services industries involving confidential information including Trustmark’s and its Subsidiaries’ goodwill, relationships, confidential information and other legally recognized protectable interests.
(f)
Enforcement of Restrictive Covenants/Relief for Violations. You acknowledge that Trustmark and its Subsidiaries have a protectable interest in enforcing the non-solicitation and anti-raiding provisions of the Agreement for the full length of your employment and for the 6 month term following the termination of your employment. You agree that any violation of any provision of the Agreement will result in immediate, irreparable harm to Trustmark and its Subsidiaries and that money damages alone would not be an adequate remedy for any such violation. In addition to the rights and remedies conveyed in this Agreement, Trustmark and its Subsidiaries shall be entitled, and is expressly and irrevocably authorized by you, to seek specific enforcement and injunctive relief in a court of competent jurisdiction, without posting a bond or other security. This section shall in no manner be construed to limit other causes of action, rights, and relief to which Trustmark or its Subsidiaries may be entitled. You recognize that if Trustmark or any of its Subsidiaries is successful in obtaining any of the requested relief or damages under the terms of this Agreement, you must pay reasonable attorneys’ fees, costs and expenses incurred by Trustmark

Exhibit 10.ap

or its Subsidiaries in enforcing and obtaining relief or damages available under this Agreement. Without limiting the generality of the foregoing, the rights and remedies of Trustmark and its Subsidiaries, and your obligations under this Agreement, are in addition to any respective rights, remedies and obligations under applicable law (including, but not limited to, laws relating to misappropriation of trade secrets) and under any other agreement between you and Trustmark or any of its Subsidiaries.
15.
Miscellaneous.
(a)
Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Agreement may be executed by a party’s signature transmitted by electronic means, including through electronic acknowledgement, and copies of this Agreement executed and delivered by means of electronic signatures, including through electronic acknowledgement, shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon electronic signatures, including electronic acknowledgements, as if such signatures were originals. All parties hereto agree that an electronic signature page, including an electronic acknowledgement, may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.
(b)
Electronic Delivery. Trustmark may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units granted under the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by Trustmark or another third party designated by Trustmark.
(c)
Notices. Any notice to Trustmark required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation Mailing Address

248 E. Capitol Street P.O. Box 291

Jackson, MS 39201 Jackson, MS 39205

Attention: Secretary

Any notice to you required under or relating to this Agreement shall be in writing and addressed to you at your address as it appears on the records of Trustmark. Alternatively, any notice to Trustmark or you required under or relating to this Agreement may be delivered via the internet hosting website designated by Trustmark for the Plan.

(d)
Modification. This Agreement may be modified, amended, suspended or terminated and any terms or conditions may be waived, but only by a written instrument executed by the parties. Notwithstanding the foregoing, Trustmark reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
(e)
Severability. The provisions of this Agreement are severable and should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement

Exhibit 10.ap

shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.
(f)
Reformation. If any of the restrictions set forth in this Agreement, including those set forth in Section 14, are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions shall be modified and enforced to the greatest extent that the court deems permissible. Each of the obligations in this Section 14 are independent, separable and enforceable independent of each other.
(g)
Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi, without giving effect to the conflict of laws principles thereof.
(h)
Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to Trustmark or its Subsidiaries. This Agreement shall inure to the benefit of your legal representatives. All obligations imposed upon you and all rights granted to Trustmark under this Agreement shall be binding upon your heirs, executors, administrators and successors.
(i)
Entire Agreement. This Agreement and the terms and conditions of the Plan constitute the entire understanding between you and Trustmark and its Subsidiaries, and supersedes all other agreements, whether written or oral, with respect to the Award.
(j)
Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
(k)
Participant’s Acknowledgement. This Award is granted pursuant to the Plan and is subject to the terms thereof. By accepting this Award, you acknowledge that you (i) have read this Agreement, (ii) have received and read the Plan, (iii) have had an opportunity to obtain the advice of counsel prior to accepting this Agreement, and (iv) fully understand the terms and conditions of this Agreement and the Plan.

To evidence its grant of the Award and the terms, conditions and restrictions thereof, Trustmark has signed this Agreement as of the Award Date. This Agreement shall not become legally binding unless you have accepted this Agreement by the Agreement due date noted with respect to the Award on the internet hosting website designated by Trustmark for the Plan (or such later date as the Chairman of the Committee may accept) pursuant to such means as the Committee may permit. If you fail to timely accept this Agreement, the Award shall be cancelled and forfeited ab initio.

TRUSTMARK CORPORATION

By:

Its: